Exhibit 10.8

[RadioShack Corporation Letterhead]

300 RadioShack Circle
Fort Worth, Texas 76102
(817) 415-3011

July 27, 2006

James Gooch

275 Abbey Street

Birmingham, MI 48009

Dear Jim:

We value your talent and expertise and hope you’ll join us in our journey to become the best. It is our pleasure to extend an offer to you to join the RadioShack team as Chief Financial Officer. The specifics of this employment offer are set forth below.

Base Salary	$16,346.15 bi-weekly ($425,000.00 annualized)

Sign-On	The Company will provide you with a sign-on bonus of cash in the amount of $50,000.

In addition you will receive 15,000 shares of restricted stock upon joining RadioShack. This grant of restricted stock is subject to the approval of the Board of Directors at their next scheduled meeting.

Target Bonus	You will be eligible for an annual bonus based on the performance of the Company and you, as follows:

$318,750 Annual Incentive Target (75% of base salary), prorated from your first day of employment through December 31, 2006.

For 2006 (bonus paid in 2007), we agree to guarantee a bonus of $175,000.

Stock Options	Grant to purchase 225,000 shares of RadioShack Corporation Common Stock, which will vest over four years.

This grant is also subject to approval of the Board of Directors at their next scheduled meeting.

Vacation	4 weeks vacation each employment anniversary year
5 weeks vacation after 20 years of continuous employment

Relocation	The Company will provide you with relocation assistance. This will include packing/unpacking and shipping of your household goods and a furnished temporary apartment through August 15, 2007 and will pay for a suitable number of trips back and forth to your Michigan residence. We will also assist in the sale of your current home through our Home Marketing Assistance and Appraised Value / Amended Value Program with our relocation provider.

July 27, 2006

Mr. James Gooch

Health & Welfare Plans	You will be eligible for the basic group medical, dental, vision, life, AD&D, disability, and flexible reimbursement plans 3 months following your first day of employment. You will receive a complete packet of information and enrollment forms shortly after you have reported for work. During the eligibility period, the Company will reimburse your COBRA cost.

401(k) Plan	This plan is a qualified retirement plan with various investment options, which allows participants to make a pre-tax contribution and receive a matching contribution from the company of $1 for $1 up to a 4% contribution level that vests immediately. A complete set of enrollment materials will be provided closer to your eligibility date.

Stock Ownership	Our shareholders and the investment community often analyze and measure the commitment of management to the company through share ownership. With this in mind, our Board of Directors adopted an ownership policy for all officers. At your level of compensation you will be required to own RadioShack Corporation common stock having a value equal to 225% of your base salary. A review to determine compliance with this policy will occur as of each December 31. You are not expected to reach this level immediately.

Other benefits for which you will also be eligible after Board approval include a Termination Protection Agreement, the Officers’ Supplemental Executive Retirement Plan, Executive Deferred Cash and Stock Plans, Officers’ Severance Program, Annual Executive Physicals, and Executive Life. In addition you will be eligible to participate in our Long Term Incentive Plan beginning in 2007. More detailed information about each of these benefits will be covered during your new employee executive orientation.

RadioShack Corporation and its team members maintain an employment relationship that is “at-will” Either you or the Company may terminate the relationship at any time, with or without cause, and there is no agreement, expressed or implied, with you and the Company for any specific period of employment or for continuing or long-term employment. This policy may only be modified by a separate written document, signed by you and the chief executive officer of RadioShack Corporation. Also, the Company reserves the right to modify the compensation and benefit plans contained in this letter from year to year without legal consideration or notice.

This is a very exciting time to join RadioShack Corporation. It is my hope that after accepting this employment offer, you will be available to report for work no later than August 16, 2006. Please sign and date this letter and return to me at your earliest convenience. To expedite your reply, you can fax the signed copy to 817-415-2647. If you have any questions, do not hesitate to call me at 817-415-2180.

Welcome to RadioShack Corporation!

Sincerely,

/s/ Julian C. Day
Julian C. Day
Chairman and Chief Executive Officer

Accepted:

/s/ James Gooch	July 27, 2006
James Gooch	Date